Exhibit 3.1

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SPRUCE BIOSCIENCES, INC.

July 23, 2025

Spruce Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.
The name of the corporation is “Spruce Biosciences, Inc.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 7, 2016 (as amended and restated on October 14, 2020, the “Certificate of Incorporation”).
2.
Article IV, Part A of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

“Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 210,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Effective as of 5:00 pm Eastern time, on August 4, 2025 (the “Effective Time”), each seventy-five

(75) shares of the Company’s Common Stock, par value $0.0001 per share, issued and outstanding shall automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.”

3.
The foregoing amendment to the Certificate of Incorporation was duly approved by the Board of Directors of the Corporation (the “Board”).
4.
Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, Spruce Biosciences, Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on behalf by an authorized officer of the date first set forth above.

SPRUCE BIOSCIENCES, INC.

By: /s/ Javier Szwarcberg

Name: Javier Szwarcberg, M.D., MPH Title: Chief Executive Officer